May 1, 2008



Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

Attention:  Filing Desk

         RE:  Cytec Industries Inc. (CYT)

Dear Reader:

         As permitted by instruction 7 of Form 3, Form 4, and Form 5, I hereby authorize each of Roy Smith and Frank Macerato, severally and not jointly, to sign and file on my behalf any Forms 4 and 5 I am required to file with respect to the securities of Cytec Industries Inc. on or prior to December 31, 2010.

         I acknowledge that Roy Smith and Frank Macerato are not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act.

                                                     Sincerely,



                                                     Chris A. Davis








BOD/Rest Stck Award/Davis-POA